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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cymer, Inc.:

        We consent to the use of our report dated January 23, 2004, except for note 17, which is as of February 4, 2004, with respect to the consolidated balance sheets of Cymer, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule incorporated herein by reference. Our report refers to a change in the Company's method of accounting for goodwill in 2002.

/s/  KPMG LLP

San Diego, California
August 19, 2004

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Consent of Independent Registered Public Accounting Firm